                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY



                         AGREEMENT AND PLAN OF MERGER


                                     AMONG


                    NORTHERN ILLINOIS FINANCIAL CORPORATION,


                        PREMIER FINANCIAL SERVICES, INC.

                                      AND

                         GRAND PREMIER FINANCIAL, INC.




                            DATED: JANUARY 22, 1996

                               TABLE OF CONTENTS
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                                                                  Page
                                                                  ----
ARTICLE I..........................................................  1

THE MERGER.........................................................  1
     1.1   The Merger..............................................  1
     1.2   Effective Time..........................................  1
     1.3   Effects of the Merger...................................  2
     1.4 Conversion of Northern Illinois Common Stock, Premier Common Stock and Premier Preferred Stock; Treatment
           of GPF Common Stock.....................................  2
     1.5   Options.................................................  4
     1.6   Certificate of Incorporation............................  4
     1.7   By-Laws.................................................  4
     1.8   Tax Consequences........................................  5
     1.9   Plans for Management Succession.........................  5
    1.10   Board of Directors; Filling of Vacancies on the Board...  5
    1.11   Headquarters of GPF.....................................  6
    1.12   Share Purchase Rights Agreement.........................  6
    1.13   Closing.................................................  6

ARTICLE II.........................................................  6

EXCHANGE OF SHARES.................................................  6
     2.1  GPF to Make Shares Available.............................  6
     2.2  Exchange of Shares.......................................  6

ARTICLE III........................................................  8

REPRESENTATIONS AND WARRANTIES OF NORTHERN ILLINOIS................  8
     3.1  Corporate Organization...................................  8
     3.2  Capitalization...........................................  9
     3.3  Certain Beneficial Owners of Northern Illinois Common
          Stock and Premier Common Stock........................... 10
     3.4  Authority; No Violation.................................. 10
     3.5  Consents and Approvals................................... 11
     3.6  Reports.................................................. 11
     3.7  Financial Statements..................................... 12
     3.8  Broker's Fees............................................ 12
     3.9  Absence of Certain Changes or Events..................... 12
    3.10  Legal Proceedings........................................ 13
    3.11  Taxes and Tax Returns.................................... 13
    3.12  Employees................................................ 14
    3.13  SEC Reports.............................................. 15
    3.14  Compliance with Applicable Law........................... 15
    3.15  Certain Contracts........................................ 15
    3.16  Agreements with Regulatory Agencies...................... 16
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                                       i
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
    3.17   Other Activities of Northern Illinois and its
           Subsidiaries.............................................17
    3.18   Investment Securities....................................17
    3.19   Undisclosed Liabilities..................................17
    3.20   Environmental Liability..................................18
    3.21   Insurance................................................18
    3.22   Loan Loss Reserves.......................................18
    3.23   Approval Delays..........................................18
    3.24   Pooling of Interests.....................................18

ARTICLE IV..........................................................18

REPRESENTATIONS AND WARRANTIES OF PREMIER...........................18
     4.1   Corporate Organization...................................19
     4.2   Capitalization...........................................19
     4.3   Certain Beneficial Owners of Premier Common Stock and
           Northern Illinois Common Stock...........................21
     4.4   Authority; No Violation..................................21
     4.5   Consents and Approvals...................................22
     4.6   Reports..................................................22
     4.7   Financial Statements.....................................22
     4.8   Broker's Fees............................................23
     4.9   Absence of Certain Changes or Events.....................23
     4.10  Legal Proceedings........................................23
     4.11  Taxes and Tax Returns....................................24
     4.12  Employees................................................24
     4.13  SEC Reports..............................................25
     4.14  Compliance with Applicable Law...........................26
     4.15  Certain Contracts........................................26
     4.16  Agreements with Regulatory Agencies......................27
     4.17  Other Activities of Premier and its Subsidiaries.........27
     4.18  Investment Securities....................................28
     4.19  Undisclosed Liabilities..................................28
     4.20  Environmental Liability..................................28
     4.21  Insurance................................................28
     4.22  Loan Loss Reserves.......................................28
     4.23  Approval Delays..........................................29
     4.24  State Takeover Laws......................................29
     4.25  Pooling of Interests.....................................29

ARTICLE V...........................................................29

COVENANTS RELATING TO CONDUCT OF BUSINESS...........................29
      5.1  Conduct of Businesses Prior to the Effective Time........29
      5.2  Forbearances.............................................29

ARTICLE VI..........................................................31

ADDITIONAL AGREEMENTS...............................................31

                                      ii
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
     6.1  Regulatory Matters; Cooperation with Respect to Filing............... 31
     6.2  Access to Information................................................ 33
     6.3  Stockholders' Approvals.............................................. 34
     6.4  Legal Conditions to Merger........................................... 34
     6.5  Affiliates; Publication of Combined Financial Results................ 34
     6.6  Listing of GPF Common Stock.......................................... 34
     6.7  Employee Benefit Plans............................................... 34
     6.8  Indemnification; Directors' and Officers' Insurance.................. 35
     6.9  Additional Agreements................................................ 37
     6.10 Advice of Changes.................................................... 37
     6.11 Dividends............................................................ 37
     6.12 No Conduct Inconsistent with this Agreement.......................... 37

ARTICLE VII.................................................................... 38

CONDITIONS PRECEDENT........................................................... 38
     7.1  Conditions to Each Party's Obligation To Effect the Merger........... 38
     7.2  Conditions to Obligations of Northern Illinois....................... 39
     7.3  Conditions to Obligations of Premier................................. 40

ARTICLE VIII................................................................... 41

TERMINATION AND AMENDMENT...................................................... 41
     8.1  Termination.......................................................... 41
     8.2  Effect of Termination................................................ 43
     8.3  Amendment............................................................ 43
     8.4  Extension; Waiver.................................................... 43

ARTICLE IX..................................................................... 44

GENERAL PROVISIONS............................................................. 44
     9.1  Non-survival of Representations, Warranties and Agreements........... 44
     9.2  Expenses............................................................. 44
     9.3  Notices.............................................................. 44
     9.4  Interpretation....................................................... 45
     9.5  Counterparts......................................................... 46
     9.6  Entire Agreement..................................................... 46
     9.7  Governing Law........................................................ 46
     9.9  Publicity............................................................ 46
     9.10 Assignment; Third Party Beneficiaries................................ 46

     Exhibit A - Form of Northern Illinois Stock Option Agreement
     Exhibit B - Form of Premier Stock Option Agreement
     Exhibit C - Form of Amended and Restated Certificate of Incorporation
                 of Newco
     Exhibit D - Form of By-laws of Newco
     Exhibit E - Form of Share Purchase Rights Agreement

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                                      iii
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
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
     Exhibit F        - Form of Affiliate Letter
     Exhibit G        - Form of Agreement Governing Right of First Refusal
     Exhibit H        - Form of Opinion of Schiff Hardin & Waite
     Exhibit I        - Form of Opinion of Crowley Barrett & Karaba, Ltd.


     Schedule 1.10    - Directors
     Schedule 3.1(b)  - Ownership in outside entities by Northern Illinois
     Schedule 3.1(c)  - Ownership in outside entities by Northern Illinois
                        Subsidiaries
     Schedule 3.3     - Owners of Northern Illinois Stock
     Schedule 3.4(b)  - Authority, No Violation
     Schedule 3.6     - Regulatory Agency examinations
     Schedule 3.8     - Brokers
     Schedule 3.9(a)  - Absence of certain changes
     Schedule 3.9(b)  - Exceptions to ordinary course of business (general)
     Schedule 3.9(c)  - Exceptions to ordinary course of business (employment matters)
     Schedule 3.10(a) - Legal Proceedings
     Schedule 3.11    - Income adjustments pursuant to Section 481 of the Code
     Schedule 3.12    - Northern Illinois Employee Plans and Agreements
     Schedule 3.15    - Contracts
     Schedule 3.16    - Agreements with Regulatory Agencies
     Schedule 3.20    - Environmental Liability
     Schedule 3.21    - Insurance Policies
     Schedule 3.22    - Possible Loan Losses
     Schedule 4.3     - Owners of Premier Stock
     Schedule 4.5     - Consents and Approvals
     Schedule 4.8     - Brokers
     Schedule 4.9     - Exceptions to ordinary course of business
     Schedule 4.10    - Legal Proceedings
     Schedule 4.12    - Premier Employee Plans and Agreements
     Schedule 4.15    - Contracts
     Schedule 4.21    - Insurance Policies


                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated January 22, 1996, by and among NORTHERN ILLINOIS FINANCIAL CORPORATION, an Illinois corporation ("Northern Illinois"), PREMIER FINANCIAL SERVICES, INC., a Delaware corporation ("Premier"), and Grand Premier Financial, Inc., a Delaware corporation ("GPF").

          WHEREAS, the Boards of Directors of Northern Illinois, Premier and GPF have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which Northern Illinois and Premier will each, subject to the terms and conditions set forth herein, merge with and into GPF (the "Merger"), so that GPF is the resulting corporation (hereinafter sometimes called the "Resulting Corporation") in the Merger; and

          WHEREAS, it is the intent of the respective Boards of Directors of Northern Illinois and Premier that the Merger be structured as a "merger of equals" of Northern Illinois and Premier and that the Resulting Corporation be governed and operated on this basis; and

          WHEREAS, as a condition to, and immediately after the execution of, this Agreement, Northern Illinois and Premier are entering into a Northern Illinois stock option agreement (the "Northern Illinois Option Agreement") attached hereto as Exhibit A; and

          WHEREAS, as a condition to, and immediately after the execution of, this Agreement, Northern Illinois and Premier are entering into a Premier stock option agreement (the "Premier Option Agreement"; and together with the Northern Illinois Option Agreement, the "Option Agreements") attached hereto as Exhibit B; and

          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

          1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the Illinois Business Corporation Act of 1983, as amended (the "IBCA"), at the Effective Time (as defined in Section 1.2), Northern Illinois and Premier shall merge with and into GPF which shall be the Resulting Corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Northern Illinois and Premier shall terminate.

          1.2 Effective Time. The Merger shall become effective upon the later of (i) the issuance of a certificate of merger by the Secretary of State of the State of Illinois (the "Illinois Secretary"), following the filing of articles of merger with such office, and (ii) the time and date on which a certificate of merger is filed with the Secretary of State of the State of Delaware (the

"Delaware Secretary"). The parties shall each use reasonable efforts to cause articles of merger to be filed, and a certificate of merger to be issued, by the Illinois Secretary and a certificate of merger to be filed with the Delaware Secretary on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, in accordance with this Section 1.2.

          1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL and
Section 11.50 of the IBCA.

          1.4 Conversion of Northern Illinois Common Stock, Premier Common Stock and Premier Preferred Stock; Treatment of GPF Common Stock. At the Effective Time, in each case, subject to Section 2.2(e), by virtue of the Merger and without any action on the part of Northern Illinois, Premier or the holder of any of the following securities:

               (a) Each share of the common stock, no par value, of Northern Illinois (the "Northern Illinois Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Northern Illinois Common Stock with respect to which the holders have validly asserted, and not withdrawn or forfeited, dissenters' rights pursuant to Sections 11.65 and 11.70 of the IBCA ("Dissenting Shares")) shall be converted into the right to receive 4.250 shares (the "Northern Illinois Exchange Ratio") of the common stock, par value $0.01 per share, of GPF (the "GPF Common Stock").

               (b) Each share of common stock, par value $5.00 per share, of Premier (the "Premier Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Premier Common Stock held in Premier's treasury) shall be converted into the right to receive 1.116 shares (the "Premier Exchange Ratio") of GPF Common Stock.

               (c) Each share of Series A Perpetual Preferred Stock of Premier, par value $1.00 per share and with a stated value of $1,000 per share (the "Premier Series A Perpetual Preferred Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Premier Series A Perpetual Preferred Stock with respect to which the holders have validly asserted, and not withdrawn, dissenters' rights pursuant to Section 262 of the DGCL) shall be converted into the right to receive one share of Series A Perpetual Preferred Stock of GPF, par value $0.01 per share and with a stated value of $1,000 per share (the "GPF Series A Perpetual Preferred Stock," and together with the GPF Series B Perpetual Preferred Stock (as defined below) and the GPF Series C Perpetual Preferred Stock (as defined below), the "GPF Preferred Stock"), together with accrued but unpaid dividends on the Premier Series A Perpetual Preferred Stock to but not including the Effective Time. The terms of the GPF Series A Perpetual Preferred Stock shall be substantially identical to the terms of the Premier Series A Perpetual Preferred Stock.

               (d) Each share of Premier Series B Perpetual Preferred Stock of Premier, par value $1.00 per share and with a stated value of $1,000 per share, with a right of conversion into shares of Premier Common Stock (the "Premier Series B Perpetual Preferred Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Premier Series B Perpetual Preferred Stock with respect to which the holders have validly asserted, and not withdrawn, dissenters' rights pursuant to Section 262 of the DGCL) shall be converted into the right to receive one share of convertible preferred stock of GPF, par value $0.01 per share and with a stated value of $1,000 per share (the "GPF Series B Perpetual Preferred Stock"), together with accrued but unpaid dividends on the Premier Series B Perpetual Preferred Stock to but not including the Effective Time. The terms of the GPF Series B Perpetual Preferred Stock shall be substantially identical to the terms of the Premier Series B Perpetual Preferred Stock.

               (e) Each share of Series D Perpetual Preferred Stock of Premier, par value $1.00 per share and with a stated value of $1,000 per share (the "Series D Perpetual Preferred Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Premier Series D Perpetual Preferred Stock with respect to which the holders have validly asserted, and not withdrawn, dissenters' rights pursuant to Section 262 of the DGCL) shall be converted into the right to receive one share of perpetual preferred stock of GPF (the "GPF Series C Perpetual Preferred Stock"), together with accrued but unpaid dividends on the Premier Series D Perpetual Preferred Stock to but not including the Effective Time. The terms of the GPF Series C Perpetual Preferred Stock shall be substantially identical to the terms of the Premier Series D Perpetual Preferred Stock.

               (f) All of the shares of Northern Illinois Common Stock and Premier Common Stock converted into GPF Common Stock pursuant to this
     Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "Common Stock Certificate") previously representing any such shares of Northern Illinois Common Stock or Premier Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of GPF Common Stock and (ii) cash in lieu of fractional shares into which the shares of Northern Illinois Common Stock or Premier Common Stock represented by such Common Stock Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Common Stock Certificates previously representing shares of Northern Illinois Common Stock and Premier Common Stock shall be exchanged for certificates representing whole shares of GPF Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Common Stock Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Northern Illinois Common Stock or Premier Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Northern Illinois Exchange Ratio and the Premier Exchange Ratio, respectively.

               (g) At the Effective Time, all shares of Premier Common Stock that are owned by Premier as treasury stock, if any, shall be canceled and shall cease to exist, and no stock of GPF or other consideration shall be delivered in exchange therefor.

               (h) All of the shares of Premier Series A Perpetual Preferred Stock, Series B Perpetual Preferred Stock, and Series D Perpetual Preferred Stock converted into GPF Preferred Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "Preferred Stock Certificate") previously representing any such shares of Premier Preferred Stock shall thereafter represent only the right to receive a certificate representing the number of whole shares of corresponding GPF Preferred Stock into which the shares of Premier Preferred Stock represented by such Preferred Stock Certificate have been converted pursuant to this Section
     1.4. Preferred Stock Certificates previously representing shares of Premier Preferred Stock shall be exchanged for certificates representing whole shares of corresponding GPF Preferred Stock issued in consideration therefor upon the surrender of such Preferred Stock Certificates in accordance with Section 2.2 hereof, without any interest thereon.

               (i) Any Dissenting Shares shall not be converted pursuant to this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Sections 11.65 and 11.70 of the IBCA; provided that if any holder of shares of Northern Illinois Common Stock shall fail to perfect his or her rights to payment pursuant to Section 11.70 of the IBCA, each share of Northern Illinois Common Stock held by such holder shall be converted into the right to receive the consideration specified in subparagraph (a) of this Section 1.4.

               (j) Each share of GPF Common Stock which is issued and outstanding immediately prior to the Effective Time shall at the Effective Time be automatically canceled without consideration and without further action.

          1.5 Options. At the Effective Time, each option granted by Premier to purchase shares of Premier Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Premier Common Stock and shall be converted automatically into an option to purchase shares of GPF Common Stock in an amount and at an exercise price determined as provided below, subject to the terms of the Premier benefit plans under which they were issued (collectively, the "Premier Stock Plans") and the agreements evidencing grants of such options thereunder:

          (a) The number of shares of GPF Common Stock to be subject to each new option shall be equal to the product of the number of shares of Premier Common Stock subject to the original option and the Premier Exchange Ratio, provided that any fractional shares of GPF Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

          (b) The exercise price per share of GPF Common Stock under the new option shall be equal to the exercise price per share of Premier Common Stock under the original option divided by the Premier Exchange Ratio, provided that such exercise price shall be rounded down to the nearest whole cent.

          1.6 Certificate of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time, an amended and restated Certificate of Incorporation of GPF shall be filed with the Delaware Secretary so that the Amended and Restated Certificate of Incorporation of GPF, substantially in the form attached as Exhibit C hereto, shall be the Amended and Restated Certificate of Incorporation of the Resulting Corporation until thereafter amended in accordance with applicable law.

          1.7 By-Laws. Subject to the terms and conditions of this Agreement, at the Effective Time, the By-Laws of GPF, substantially in the form attached as Exhibit D hereto, shall be the By-Laws of the Resulting Corporation until thereafter amended in accordance with applicable law.

          1.8 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(i)(A) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

          1.9 Plans for Management Succession. At the Effective Time, (a) Richard L. Geach shall be the Chief Executive Officer of GPF, (b) Robert W. Hinman shall be the President and Chief Operating Officer of GPF, and (c) David
L. Murray shall be an Executive Vice President and Chief Financial Officer of GPF. Mr. Hinman, or such other person nominated for the office of President by the Northern Illinois Representatives (as defined in Section 1.10), shall immediately and without further action of the Board of Directors become Chief Executive Officer of GPF on the date upon which Mr. Geach ceases to be Chief Executive Officer of GPF, which date shall in no event be later than December 31 of the third full calendar year following the year in which the Effective Time occurs. Nothing in this Section 1.9 shall preclude the Board of Directors of GPF from subsequently removing any person appointed as an officer of GPF pursuant to this Section 1.9.

          1.10 Board of Directors; Filling of Vacancies on the Board. (a) From and after the Effective Time, the Board of Directors of GPF shall consist of sixteen (16) persons, including Mr. Geach, Mr. Hinman and Mr. Murray. Seven (7) directors, in addition to Mr. Hinman, shall have been selected by Northern Illinois (the "Northern Illinois Representatives"), and six (6) directors, in addition to Mr. Geach and Mr. Murray, shall have been selected by Premier (the "Premier Representatives"). The Northern Illinois Representatives and the Premier Representatives, respectively, shall be divided as equally as practicable among the three classes of directors of GPF, in accordance with
Schedule 1.10, and shall serve in such capacities until their successors shall have been elected or appointed and shall have qualified in accordance with the Amended and Restated Certificate of Incorporation of GPF and By-laws of GPF and the DGCL. Directors chosen from among the Northern Illinois Representatives and the Premier Representatives shall be equally represented on the executive committee of the Board of Directors.

          (b) Prior to the third annual meeting of the stockholders of GPF, the Northern Illinois Representatives and the Premier Representatives, respectively, shall have the right to designate (i) the person or persons to fill any vacancies occurring on the Board of Directors of GPF as the result of the death, resignation or removal of any of the Northern Illinois Representatives or the Premier Representatives, respectively, (ii) the person or persons to be nominated in place of each of the Northern Illinois Representatives and Premier Representatives, respectively, whose terms of offices expire at each of the first three annual meetings of the stockholders of GPF, and (iii) the person or persons to serve on the executive committee in place of any Northern Illinois Representatives or Premier Representatives, respectively, previously appointed to the executive committee. For purposes of Section 1.9 and this Section 1.10, the terms "Northern Illinois Representatives" and "Premier Representatives" shall include any person or persons subsequently appointed or elected directors of GPF following their designation as nominees for director by the Northern Illinois Representatives or Premier Representatives, respectively, in accordance with the preceding sentence.

          1.11 Headquarters of GPF. At the Effective Time, the headquarters and principal executive offices of GPF shall be in Wauconda, Illinois, or in such other place as may be mutually agreed upon by Northern Illinois and Premier prior to the Effective Time.

          1.12 Share Purchase Rights Agreement. At the Effective Time, GPF shall be a party to a Share Purchase Rights Agreement, substantially in the form of Exhibit E hereto (the "Rights Agreement"), and such Rights Agreement shall remain in effect from and after the Effective Time until such Rights Agreement is amended or terminated in accordance with its terms.

          1.13 Closing. Subject to the terms and conditions of this Agreement and the Option Agreements, including but not limited to the provisions of
Article VII of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than the last business day in the calendar month in which all of the conditions precedent to the Merger set forth in
Section 7.1(a), (b), (c) and (e) have occurred, unless such date is extended by mutual agreement of the parties (the "Closing Date").

                                  ARTICLE II
                              EXCHANGE OF SHARES

          2.1 GPF to Make Shares Available. At or prior to the Effective Time, GPF shall deposit, or shall cause to be deposited, with a bank, trust company or other entity (including any subsidiary bank or trust company of GPF as of the Effective Time) reasonably acceptable to each of Northern Illinois and Premier (the "Exchange Agent"), for the benefit of the holders of Common Stock Certificates and Preferred Stock Certificates (collectively, the "Certificates"), for exchange in accordance with this Article II, certificates representing the shares of GPF Common Stock and GPF Preferred Stock and cash in lieu of any fractional shares of GPF Common Stock (such cash and certificates for shares of GPF Common Stock and GPF Preferred Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Northern Illinois Common Stock, Premier Common Stock or Premier Preferred Stock, respectively.

          2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event later than ten business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of GPF Common Stock, GPF Preferred Stock and any cash in lieu of fractional shares into which the shares of Northern Illinois Common Stock, Premier Common Stock and Premier Preferred Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of GPF Common Stock or GPF Preferred Stock to which such holder of Northern Illinois Common Stock, Premier Common Stock or Premier Preferred Stock shall have become entitled pursuant to the provisions of Article I, and (ii) a check representing the amount of any cash in lieu of fractional shares and, in the case of the Premier Preferred Stock, any accrued but unpaid dividends thereon, which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

          (b) No dividends or other distributions declared with respect to GPF Common Stock or GPF Preferred Stock with a record date following the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall have surrendered such Certificate in accordance with this
Article II. Subject to Section 2.2(e) and to the effect of applicable laws, after the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions with a record date following the Effective Time, without any interest thereon, which had theretofore become payable with respect to shares of GPF Common Stock or GPF Preferred Stock represented by such Certificate.

          (c) If any certificate representing shares of GPF Common Stock or GPF Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of GPF Common Stock or GPF Preferred Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no transfers on the stock transfer books of Northern Illinois of the shares of Northern Illinois Common Stock and no transfers on the stock transfer books of Premier of the shares of Premier Common Stock or Premier Preferred Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of GPF Common Stock or GPF Preferred Stock as provided in this Article II.

          (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of GPF Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to GPF Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of GPF. In lieu of the issuance of any such fractional share, GPF shall pay to each former stockholder of Northern Illinois and Premier who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) $9.75 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed as an Arabic number) of GPF Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

          (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Northern Illinois and Premier for 12 months after the Effective Time shall be paid to GPF. Any stockholders of Northern Illinois and Premier who have not theretofore complied with this Article II shall thereafter look only to GPF for the issuance of certificates representing shares of GPF Common Stock or GPF Preferred Stock and the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on the GPF Common Stock or GPF Preferred Stock deliverable in respect of each share of Northern Illinois Common Stock, Premier Common Stock or Premier Preferred Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of GPF, Northern Illinois, Premier, the Exchange Agent or any other person shall be liable to any former holder of shares of Northern Illinois Common Stock, Premier Common Stock or Premier Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by GPF, the posting by such person of a bond in such amount as GPF may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of GPF Common Stock, GPF Preferred Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF NORTHERN ILLINOIS

          Except as disclosed in the Northern Illinois disclosure schedules delivered to Premier concurrently herewith (the "Northern Illinois Disclosure Schedules"), Northern Illinois hereby represents and warrants to Premier as follows:

          3.1 Corporate Organization. (a) Northern Illinois is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Northern Illinois has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Northern Illinois. Northern Illinois is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). True and complete copies of the Articles of Incorporation and By-Laws of Northern Illinois, as in effect as of the date of this Agreement, have previously been made available by Northern Illinois to Premier. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Northern Illinois, Premier or GPF, as the case may be, a material adverse effect on the business, results of operations, financial condition, or (insofar as they can reasonably be foreseen) prospects of such party and its Subsidiaries taken as a whole. The word "Subsidiary" when used with respect to any party means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

          (b) As of the date of this Agreement, Northern Illinois has, as its sole direct or indirect Subsidiaries, Grand National Bank (South Chicago Heights), a national banking association,

First National Bank of Niles, a national banking association, Grand National Bank (Waukegan), a national banking association, Grand National Bank (Crystal
Lake), a national banking association, and American Suburban Mortgage Corporation, an Illinois corporation (the "Northern Illinois Subsidiaries"). On November 27, 1995, Northern Illinois filed an application with the Office of the Comptroller of the Currency (the "Comptroller") requesting the Comptroller's approval to effect the merger of the Northern Illinois Subsidiaries that are organized as national banks into a single national banking association under the charter of Grand National Bank (Crystal Lake) and with the name of Grand National Bank (the "Northern Illinois Subsidiary Bank Merger"). In the event that such application is approved and the Northern Illinois Subsidiary Bank Merger is effected prior to the Effective Time, at the Effective Time Northern Illinois will have, as its sole Subsidiaries, Grand National Bank and American Suburban Mortgage Corporation. Except as set forth in Schedule 3.1(b) of the Northern Illinois Disclosure Schedules, Northern Illinois does not own any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, other than the Northern Illinois Subsidiaries.

          (c) Each Northern Illinois Subsidiary (i) is duly organized and validly existing as a bank or corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Northern Illinois, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in Schedule 3.1(c) of the Northern Illinois Disclosure Schedules, none of the Northern Illinois Subsidiaries owns any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated.

          (d) The minute books of Northern Illinois and of each of the Northern Illinois Subsidiaries accurately reflect in all material respects all corporate meetings held or actions taken since January 1, 1994 by the stockholders and Boards of Directors of Northern Illinois and each Northern Illinois Subsidiary, respectively, (including committees of the Boards of Directors of Northern Illinois and the Northern Illinois Subsidiaries).

          3.2 Capitalization. (a) The authorized capital stock of Northern Illinois consists of 10,000,000 shares of Northern Illinois Common Stock, of which, as of December 31, 1995, 2,956,784 shares were issued and outstanding and no shares were held in treasury. All of the issued and outstanding shares of Northern Illinois Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Northern Illinois Option Agreement, Northern Illinois does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Northern Illinois Common Stock or any other equity securities of Northern Illinois or any securities representing the right to purchase or otherwise receive any shares of Northern Illinois Common Stock. No shares of Northern Illinois Common Stock have been reserved for issuance, other than the shares of Northern Illinois Common Stock reserved for issuance under the Northern Illinois Option Agreement. Since December 31, 1995, Northern Illinois has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (b) Northern Illinois owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Northern Illinois Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Northern Illinois Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Northern Illinois Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Northern Illinois Subsidiary.

          3.3 Certain Beneficial Owners of Northern Illinois Common Stock and Premier Common Stock. Schedule 3.3 of the Northern Illinois Disclosure Schedules sets forth the name and the number of shares of Northern Illinois Common Stock and the percentage of the outstanding shares of Northern Illinois Common Stock beneficially owned by any individual, entity or group, including any "person" within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), known to Northern Illinois to be the beneficial owner, alone or together with such person's affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act), of 10% or more of the outstanding shares of Northern Illinois Common Stock as of the date of this Agreement. To the best knowledge of Northern Illinois, no person listed on Schedule 3.3 beneficially owns any shares of Premier Common Stock as of the date of this Agreement. For purposes of this Agreement, "beneficial ownership" shall have the meaning given such term in Rule 13d-3 under the Exchange Act.

          3.4 Authority; No Violation. (a) Northern Illinois has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Northern Illinois. The Board of Directors of Northern Illinois has directed that this Agreement and the transactions contemplated hereby be submitted to Northern Illinois' stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Northern Illinois Common Stock, no other corporate proceedings on the part of Northern Illinois are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Northern Illinois and (assuming due authorization, execution and delivery by Premier and GPF) constitutes a valid and binding obligation of Northern Illinois, enforceable against Northern Illinois in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement by Northern Illinois nor the consummation by Northern Illinois of the transactions contemplated hereby, nor compliance by Northern Illinois with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of Northern Illinois, or (ii) assuming that the consents and approvals referred to in Section 3.5 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Northern Illinois or any of the Northern Illinois Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Northern Illinois or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Northern Illinois or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on Northern Illinois or GPF.

          3.5 Consents and Approvals. No consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by Northern Illinois of this Agreement and the consummation by Northern Illinois of the Merger and the other transactions contemplated hereby except for (a) the filing by GPF of an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the approval of such application, (b) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of Northern Illinois' and Premier's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "S-4") in which such Joint Proxy Statement will be included as a prospectus, (c) the filing of a registration statement on Form 8-A (the "8-A") registering the GPF Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (d) the filing of articles of merger with, and the issuance of a certificate of merger by, the Illinois Secretary under the IBCA, and the filing of a certificate of merger with the Delaware Secretary pursuant to the DGCL, (e) the filing of a consent to service of process, an appointment of the Illinois Secretary as agent for service of process, and an agreement with respect to any Dissenting Shares required to be filed by GPF with the Illinois Secretary pursuant to Section 11.35 of the IBCA, (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of GPF Common Stock and GPF Preferred Stock pursuant to this Agreement, (g) the approval of an application to list the GPF Common Stock on The Nasdaq Stock Market's National Market, subject to official notice of issuance, and (h) the approval of this Agreement by the requisite vote of the stockholders of Northern Illinois and Premier.

          3.6 Reports. Northern Illinois and each of the Northern Illinois Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with (i) the Federal Reserve Board,
(ii) the Federal Deposit Insurance Corporation (the "FDIC"), (iii) any state regulatory authority (each a "State Regulator"), (iv) the Comptroller, (vi) the SEC, and (vii) any self-regulatory organization ("SRO") with jurisdiction over any of the activities of Northern Illinois or any of its Subsidiaries (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Northern Illinois or GPF. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Northern Illinois and the Northern Illinois Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Northern Illinois, investigation into the business or operations of Northern Illinois or any of the

Northern Illinois Subsidiaries since January 1, 1994. There is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Northern Illinois or any of the Northern Illinois Subsidiaries, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on Northern Illinois or GPF.

          3.7 Financial Statements. Northern Illinois has previously made available to Premier copies of (a) the consolidated balance sheets of Northern Illinois and its Subsidiaries as of December 31, 1993 and 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years ended December 31, 1992, 1993 and 1994, inclusive, as reported in Northern Illinois' Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Hutton, Nelson and McDonald LLP, independent public accountants with respect to Northern Illinois, and (b) the unaudited consolidated balance sheet of Northern Illinois and its Subsidiaries as of September 30, 1995 and September 30, 1994 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three- and nine-month periods then ended as reported in Northern Illinois' Quarterly Report on Form 10-Q for the period ended September 30, 1995 filed with the SEC under the Exchange Act (the "Northern Illinois Third Quarter 10-Q"). The December 31, 1994 consolidated balance sheet of Northern Illinois (including the related notes, where applicable) fairly presents the consolidated financial position of Northern Illinois and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.7 (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Northern Illinois and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Northern Illinois and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

          3.8 Broker's Fees. Except as set forth in Schedule 3.8, neither Northern Illinois nor any Northern Illinois Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

          3.9 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Northern Illinois Reports (as defined in Section 3.13) filed prior to the date hereof, since September 30, 1995, (i) Northern Illinois and its Subsidiaries taken as a whole have not incurred any material liability, except in the ordinary course of their business, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Northern Illinois or will have a Material Adverse Effect on GPF.

     (b) Except as publicly disclosed in the Northern Illinois Reports filed prior to the date hereof, since September 30, 1995, Northern Illinois and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course.

     (c) Since December 31, 1994, neither Northern Illinois nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business consistent with past practice or except as required by applicable law,
(A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1994, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, other than customary year-end bonuses for the 1994 and 1995 fiscal years which did not exceed, in the aggregate, 5% of Northern Illinois' 1994 salary and employee benefits, or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance.

     3.10 Legal Proceedings. (a) Except as set forth in Schedule 3.10(a), there are no pending or, to the best of Northern Illinois' knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Northern Illinois or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Northern Illinois Option Agreement.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon Northern Illinois, any of its Subsidiaries or the assets of Northern Illinois or any of its Subsidiaries.

     3.11 Taxes and Tax Returns. (a) Each of Northern Illinois and its Subsidiaries has duly filed all federal, state, county, foreign and, to the best of Northern Illinois' knowledge, local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes (as defined in Section 3.11(b)) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined. The income tax returns of Northern Illinois and its Subsidiaries have never been examined by the Internal Revenue Service (the "IRS"). There are no material disputes pending, or claims asserted for, Taxes or assessments upon Northern Illinois or any of its Subsidiaries for which Northern Illinois does not have adequate reserves, nor has Northern Illinois or any of its Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by Northern Illinois and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on Northern Illinois, (ii) federal, state, county and local returns which are accurate and complete in all material respects have been filed by Northern Illinois and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Northern Illinois in its consolidated financial statements as of December 31, 1994, and (iv) there are no Tax liens upon any property or assets of Northern Illinois or its Subsidiaries except liens for current taxes not yet due. Except as set forth in Schedule 3.11, neither Northern Illinois nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Northern Illinois or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 3.7, neither Northern Illinois nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code.

     (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

     3.12 Employees. (a) Schedule 3.12 in the Northern Illinois Disclosure Schedules sets forth a true and complete list of each employee benefit plan, arrangement, commitment, agreement or understanding that is maintained as of the date of this Agreement (the "Northern Illinois Benefit Plans") (i) by Northern Illinois or any of its Subsidiaries or (ii) by any trade or business, whether or not incorporated which (A) is under "common control," as described in Section 414(c) of the Code, with Northern Illinois, or (B) is a member of a "controlled group," as defined in Section 414(b) of the Code, which includes Northern Illinois (a "Northern Illinois ERISA Affiliate"), all of which together with Northern Illinois would be deemed a "single employer" within the meaning of
Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (b) Northern Illinois has heretofore delivered to Premier true and complete copies of each of the Northern Illinois Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Northern Illinois Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such Northern Illinois Benefit Plan.

     (c) (i) Each of the Northern Illinois Benefit Plans has been operated and administered in all material respects with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Northern Illinois Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Northern Illinois Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Northern Illinois Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Northern Illinois Benefit Plan's actuary with respect to such Northern Illinois Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Northern Illinois Benefit Plan allocable to such accrued benefits, (iv) no Northern Illinois Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Northern Illinois, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Northern Illinois, its Subsidiaries or the ERISA Affiliates, or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by Northern Illinois, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Northern Illinois, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no Northern Illinois Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by Northern Illinois or its Subsidiaries as of the Effective Time with respect to each Northern Illinois Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither Northern Illinois, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Northern Illinois, its Subsidiaries or any ERISA Affiliate reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Northern Illinois, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Northern Illinois Benefit Plans or any trusts related thereto which are, in the reasonable judgment of Northern Illinois, likely, either individually or in the aggregate, to have a Material Adverse Effect on Northern Illinois.

     3.13 SEC Reports. Northern Illinois has previously made available to Premier an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 by Northern Illinois with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Northern Illinois Reports") and prior to the date hereof and (b) communication mailed by Northern Illinois to its stockholders since January 1, 1994 and prior to the date hereof. None of the Northern Illinois Reports or such communications to stockholders contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1994, Northern Illinois has timely filed all Northern Illinois Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Northern Illinois Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     3.14 Compliance with Applicable Law. Northern Illinois and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Northern Illinois or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Northern Illinois.

     3.15 Certain Contracts. (a) Except as set forth in Schedule 3.15 of the Northern Illinois Disclosure Schedules, neither Northern Illinois nor any of its Subsidiaries is a party to or bound by:

          (i) any contract, arrangement, commitment or understanding (whether written or oral) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice;

          (ii) any contract, arrangement, commitment or understanding (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from Northern Illinois, Premier, GPF or any of their respective Subsidiaries to any officer, director or employee thereof;

          (iii) any contract, arrangement, commitment or understanding (whether written or oral) which is a "material contract" (as such term is defined in
     Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Northern Illinois Reports;

          (iv) any contract, arrangement, commitment or understanding (whether written or oral)which materially restricts the conduct of any line of business by Northern Illinois;

          (v) any contract, arrangement, commitment or understanding (whether written or oral) with a labor union or guild (including any collective bargaining agreement); or

          (vi) any contract, arrangement, commitment or understanding (whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

Northern Illinois has previously made available to Premier true and correct copies of all employment and deferred compensation agreements which are in writing and to which Northern Illinois is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in the Northern Illinois Disclosure Schedules, is referred to herein as a "Northern Illinois Contract", and neither Northern Illinois nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto, which, individually or in the aggregate, would have a Material Adverse Effect on Northern Illinois or GPF.

     (b) (i) Each Northern Illinois Contract is valid and binding on Northern Illinois or any of its Subsidiaries, as applicable, and is in full force and effect, (ii) Northern Illinois and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Northern Illinois Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Northern Illinois, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Northern Illinois or any of its Subsidiaries under any such Northern Illinois Contract, except where any such default, individually or in the aggregate, would not have a Material Adverse Effect on Northern Illinois or GPF.

     3.16 Agreements with Regulatory Agencies. Neither Northern Illinois nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1994, a recipient of any supervisory letter from, or since January 1, 1994, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Northern Illinois Disclosure Schedules, a "Northern Illinois Regulatory Agreement"), nor has Northern Illinois or any of its Subsidiaries been advised since January 1, 1994, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Northern Illinois Regulatory Agreement.

     3.17 Other Activities of Northern Illinois and its Subsidiaries.

     (a) Neither Northern Illinois nor any of its Subsidiaries that is neither a bank, a bank operating subsidiary or a bank service corporation directly or indirectly engages in any activity prohibited by the Federal Reserve Board. Without limiting the generality of the foregoing, no equity investment of Northern Illinois and each Northern Illinois Subsidiary that is not a bank, bank operating subsidiary or a bank service corporation is prohibited by the Federal Reserve Board.

     (b) Each Northern Illinois Subsidiary that engages in personal trust, corporate trust and other fiduciary activities ("Trust Activities") engages in such Trust Activities with requisite authority under the applicable law of Governmental Entities and in accordance in all material respects with the terms of the agreements and instruments governing such Trust Activities and applicable law and regulation (specifically including, but not limited to, applicable law governing such Northern Illinois Subsidiary's performance of its fiduciary obligations and Section 9 of Title 12 of the Code of Federal Regulations); there is no investigation or inquiry by any Governmental Entity pending, or to the best knowledge of Northern Illinois, threatened, against or affecting Northern Illinois or any Northern Illinois Subsidiary relating to the compliance by Northern Illinois or any Northern Illinois Subsidiary with sound fiduciary principles and applicable regulations; and except where any such failure would not have a Material Adverse Effect on Northern Illinois, each employee of a Northern Illinois Subsidiary had the authority to act in the capacity in which he or she acted with respect to Trust Activities, in each case, in which such employee held himself or herself out as a representative of a Northern Illinois Subsidiary; and each Northern Illinois Subsidiary has established policies and procedures for the purpose of complying with applicable laws of Governmental Entities relating to Trust Activities, has followed such policies and procedures in all material respects and has performed appropriate internal audit reviews of, and has engaged independent accountants to perform audits of, Trust Activities, which audits since January 1, 1994 have disclosed no material violations of applicable laws of Governmental Entities or such policies and procedures.

     3.18 Investment Securities. Each of Northern Illinois and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Northern Illinois or any of the Northern Illinois Subsidiaries. Such securities are valued on the books of Northern Illinois and the Northern Illinois Subsidiaries in accordance with GAAP.

     3.19 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Northern Illinois included in the Northern

Illinois Third-Quarter 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice, since September 30, 1995 neither Northern Illinois nor any of the Northern Illinois Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Northern Illinois.

     3.20 Environmental Liability. There are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or, to the best of Northern Illinois' knowledge, threatened against Northern Illinois seeking to impose, or that could reasonably result in the imposition, on Northern Illinois of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). To the best of Northern Illinois' knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation. Northern Illinois is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability or obligation.

     3.21 Insurance. Schedule 3.21 in the Northern Illinois Disclosure Schedules describes all policies of insurance in which Northern Illinois or any of the Northern Illinois Subsidiaries is named as an insured party or which otherwise relate to or cover any assets or properties of Northern Illinois or any of the Northern Illinois Subsidiaries. Each of such policies is in full force and effect, and the coverage provided under such properties complies with the requirements of any contracts binding on Northern Illinois or any of the Northern Illinois Subsidiaries relating to such assets or properties.

     3.22 Loan Loss Reserves. Except as set forth in Schedule 3.22, the reserve for possible loan losses shown on the September 30, 1995 call reports filed for each of the Northern Illinois Subsidiaries is adequate in all material respets under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of September 30, 1995. The aggregate loan balances of each of the Northern Illinois Subsidiaries at such date in excess of such reserves are, to the best knowledge and belief of Northern Illinois, collectible in accordance with their terms.

     3.23 Approval Delays. Northern Illinois knows of no reason why any of the Requisite Regulatory Approvals (as defined in Section 7.1(c)) should be denied or unduly delayed.

          3.24 Pooling of Interests. As of the date of this Agreement, Northern Illinois has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                   OF PREMIER

     Except as disclosed in the Premier disclosure schedules delivered to Northern Illinois concurrently herewith (the "Premier Disclosure Schedules"), Premier hereby represents and warrants to Northern Illinois as follows:

     4.1 Corporate Organization. (a) Premier is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Premier has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Premier. Premier is duly registered as a bank holding company under the BHC Act. True and complete copies of the Restated Certificate of Incorporation and By-Laws of Premier, as in effect as of the date of this Agreement, have previously been made available by Premier to Northern Illinois.

     (b) As of the date of this Agreement, Premier, has as its sole direct or indirect Subsidiaries, First Bank North, an Illinois state bank, First Bank South, an Illinois state bank, First National Bank of Northbrook, a national banking association, First Security Bank of Cary Grove, an Illinois state bank, Premier Acquisition Company, a Delaware corporation and an intermediate holding company for First National Bank of Northbrook and First Security Bank of Cary Grove, Premier Operating Systems, Inc., an Illinois corporation, Premier Trust Services, Inc., an Illinois trust company, and Premier Insurance Services, Inc., an Illinois corporation (the "Premier Subsidiaries"). Premier does not own, directly or indirectly, any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, other than the Premier Subsidiaries.

     (c) Each Premier Subsidiary (i) is duly organized and validly existing as a bank, trust company or corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Premier, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. None of the Premier Subsidiaries owns any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, except that First Bank North owns all of the issued and outstanding capital stock of Premier Trust Services, Inc.

     (d) The minute books of Premier and of each of the Premier Subsidiaries accurately reflect in all material respects all corporate meetings held or actions taken since January 1, 1994 of the stockholders and Boards of Directors of Premier and each Premier Subsidiary, respectively, (including committees of the Boards of Directors of Premier and the Premier Subsidiaries).

     4.2 Capitalization. (a) The authorized capital stock of Premier consists of 15,000,000 shares of Premier Common Stock, of which, as of December 31, 1995, 6,544,347 shares were issued and outstanding, and 1,000,000 shares of Preferred Stock, par value $1.00 per share (the "Premier Preferred Stock", of which (i) 7,000 shares were designated and 5,000 shares were issued and outstanding as Premier Series A Perpetual Preferred Stock, (ii) 7,250 shares were designated and issued and outstanding as Premier Series B Perpetual Preferred Stock, and
(iii) 2,000 shares were designated and issued and outstanding as Premier Series D Perpetual Preferred Stock. During the fiscal year ended December 31, 1994,
(i) Premier redeemed all 1,950 shares of Premier Series C Perpetual Preferred Stock, with a par value of $1.00 and a stated value of $1,000 per share, that had previously been authorized and issued, and such shares reverted to authorized but unissued shares of Premier Preferred Stock in accordance with the terms of the Certificate of Designation establishing the Premier Series C Perpetual Preferred Stock, and (ii) 1,300 shares of Premier Series D Perpetual Preferred Stock were converted into 1,300 shares of Premier Series B Perpetual
 Preferred Stock and such 1,300 shares of Series D Perpetual Preferred
Stock reverted to authorized but unissued shares of Premier Preferred Stock, in accordance with the terms and conditions of the Certificate of Designation establishing the Premier Series D Perpetual Preferred Stock. As of December 31, 1995, no shares of Premier Common Stock were held in treasury. On December 31, 1995, no shares of Premier Common Stock or Premier Preferred Stock were reserved for issuance, except for (i) 397,799 shares of Premier Common Stock reserved for issuance upon the exercise of stock options pursuant to the Premier Stock Plans,
(ii) 763,157 shares of Premier Common Stock reserved for issuance upon the conversion of the Series B Perpetual Preferred Stock, (iii) the shares of Premier Common Stock issuable pursuant to the Premier Option Agreement, and (iv) 200,000 shares of Premier Common Stock reserved for issuance pursuant to the Premier Benefit plans, other than the stock option plans. All of the issued and outstanding shares of Premier Common Stock and Premier Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for the Premier Option Agreement, certain provisions of the Certificates of Designation of the Premier Series B Perpetual Preferred Stock and the Premier Series D Perpetual Preferred Stock, and the Premier Stock Plans, Premier does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Premier Common Stock or Premier Preferred Stock or any other equity securities of Premier or any securities representing the right to purchase or otherwise receive any shares of Premier Common Stock or Premier Preferred Stock. Assuming compliance by Northern Illinois and GPF with Article I of this Agreement, after the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which Premier or any of the Premier Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of Premier. Premier has previously provided Northern Illinois with a list of the option holders, the date of each option to purchase Premier Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under an applicable Premier Stock Plan. Since September 30, 1995, Premier has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date.

     (b) Premier owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Premier Subsidiaries, free and clear of any Liens, except that 100% of the capital stock of Premier Acquisition Company, First Bank North, First Bank South, First National Bank of Northbrook and First Security Bank of Cary Grove have been pledged to Firstar Bank-Milwaukee to secure Premier's obligations under a $15 million revolving credit facility maturing in January, 1999. All of the shares of capital stock of each of the Premier Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Premier Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Premier Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Premier Subsidiary.

     4.3 Certain Beneficial Owners of Premier Common Stock and Northern Illinois Common Stock. Schedule 4.3 of the Premier Disclosure Schedules sets forth the name and the number of shares of Premier Common Stock and the percentage of the outstanding shares of Premier Common Stock beneficially owned by any individual, entity or group, including any "person" within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act, known to Premier to be the beneficial owner, alone or together with such person's affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act), of 10% or more of the outstanding shares of Premier Common Stock as of the date of this Agreement. To the best knowledge of Premier, no person listed on Schedule 4.3 beneficially owns any shares of Northern Illinois Common Stock as of the date of this Agreement.

     4.4 Authority; No Violation. (a) Premier has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Premier. The Board of Directors of Premier has directed that this Agreement and the transactions contemplated hereby be submitted to Premier's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Premier Common Stock, no other corporate proceedings on the part of Premier are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Premier and (assuming due authorization, execution and delivery by Northern Illinois and GPF) constitutes a valid and binding obligation of Premier, enforceable against Premier in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement by Premier nor the consummation by Premier of the transactions contemplated hereby, nor compliance by Premier with any of the terms or provisions hereof, will (i) violate any provision of the Restated Certificate of Incorporation or By-Laws of Premier, or
(ii) assuming that the consents and approvals referred to in Section 4.5 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Premier or any of the Premier Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Premier or any of the Premier Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Premier or any of the Premier Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on Premier or GPF.

     4.5 Consents and Approvals. Except as set forth in Schedule 4.5, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Premier of this Agreement and the consummation by Premier of the Merger and the other transactions contemplated hereby except for (a) the filing by GPF of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (b) the filing of any required applications or notices with any state or foreign agencies and the approval of such applications and notices, (c) the filing with the SEC of the Joint Proxy Statement and the S-4 in which such Joint Proxy Statement will be included as a prospectus, (d) the filing of an 8-A registering the GPF Common Stock under Section 12(g) of the Exchange Act, (e) the filing of a certificate of merger with the Delaware Secretary pursuant to the DGCL and the filing of articles of merger with, and the issuance of a certificate of merger by, the Illinois Secretary under the IBCA, (f) the filing of a consent to service of process, an appointment of the Illinois Secretary as agent for service of process, and an agreement with respect to the Dissenting Shares required to be filed by GPF with the Illinois Secretary pursuant to Section
11.35 of the IBCA, (g) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of GPF Common Stock and GPF Preferred Stock pursuant to this Agreement, (h) the approval of an application to list the GPF Common Stock on The Nasdaq Stock Market's National Market, subject to official notice of issuance, and (i) the approval of this Agreement by the requisite vote of the stockholders of Northern Illinois and Premier.

     4.6 Reports. Premier and each of the Premier Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Premier. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Premier or the Premier Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Premier, investigation into the business or operations of Premier or any of the Premier Subsidiaries since January 1, 1994. There is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Premier or any of the Premier Subsidiaries, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on Premier or GPF.

     4.7 Financial Statements. Premier has previously made available to Northern Illinois copies of (a) the consolidated balance sheets of Premier and its Subsidiaries as of December 31, 1993 and 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years ended December 31, 1992, 1993 and 1994, inclusive, as reported in Premier's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Premier, and (b) the unaudited consolidated balance sheet of Premier and its Subsidiaries as of September 30, 1995 and September 30, 1994 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three- and nine-month periods then ended as reported in Premier's Quarterly Report on Form 10-Q for the period ended September 30, 1995 filed with the SEC under the Exchange Act (the "Premier Third Quarter 10-Q"). The December 31, 1994 consolidated balance sheet of Premier (including the related notes, where applicable) fairly presents the consolidated financial position of Premier and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.7 (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Premier and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Premier and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.8 Broker's Fees. Except as set forth in Schedule 4.8, neither Premier nor any Premier Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

     4.9 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Premier Reports (as defined in Section 4.13) filed prior to the date hereof, since September 30, 1995, (i) Premier and its Subsidiaries taken as a whole have not incurred any material liability, except in the ordinary course of their business, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Premier or will have a Material Adverse Effect on GPF.

     (b) Except as publicly disclosed in the Premier Reports filed prior to the date hereof, since September 30, 1995, Premier and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course.

     (c) Since December 31, 1994, neither Premier nor any of its Subsidiaries has (i) except as set forth in Schedule 4.9 and except for such actions as are in the ordinary course of business consistent with past practice or required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1994, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, other than customary year-end bonuses for the 1994 and 1995 fiscal years which did not exceed, in the aggregate, 5% of Premier's 1994 salary and employee benefits, or
(ii) suffered any strike, work stoppage, slowdown, or other labor disturbance.

     4.10 Legal Proceedings. (a) Except as set forth in Schedule 4.10, there are no pending or, to the best of Premier's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against

Premier or any of the Premier Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Premier Option Agreement.

          (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon Premier, any of the Premier Subsidiaries or the assets of Premier or any of the Premier Subsidiaries.

          4.11 Taxes and Tax Returns. (a) Each of Premier and its Subsidiaries has duly filed all federal, state, county, foreign and, to the best of Premier's knowledge, local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined. The income tax returns of Premier and its Subsidiaries have been examined by the IRS and any liability with respect thereto has been satisfied for all years to and including 1987, and either no material deficiencies were asserted as a result of such examination for which Premier does not have adequate reserves or all such deficiencies were satisfied. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Premier or any of its Subsidiaries for which Premier does not have adequate reserves, nor has Premier or any of its Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition,
(A) proper and accurate amounts have been withheld by Premier and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on Premier, (B) federal, state, county and local returns which are accurate and complete in all material respects have been filed by Premier and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (C) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Premier in its consolidated financial statements as of December 31, 1994, and (D) there are no Tax liens upon any property or assets of Premier or its Subsidiaries except liens for current taxes not yet due. Neither Premier nor any of its Subsidiaries has been required to include in income any adjustment pursuant to
Section 481 of the Code by reason of a voluntary change in accounting method initiated by Premier or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 4.7, neither Premier nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code.

          4.12 Employees. (a) Schedule 4.12 in the Premier Disclosure Schedules sets forth a true and complete list of each employee benefit plan, arrangement, commitment, agreement or understanding that is maintained as of the date of this Agreement (the "Premier Benefit Plans") (i) by Premier or any of its Subsidiaries or (ii) by any trade or business, whether or not incorporated, which (A) is under "common control," as described in Section 414(c) of the Code, with Premier, or (B) is a member of a "controlled group," as defined in Section 414(c) of the Code, which includes

Premier (a "Premier ERISA Affiliate"), all of which together with Premier would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

          (b) Premier has heretofore delivered to Northern Illinois true and complete copies of each of the Premier Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Premier Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such Premier Benefit Plan.

          (c) (i) Each of the Premier Benefit Plans has been operated and administered in all material respects with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Premier Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Premier Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Premier Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Premier Benefit Plan's actuary with respect to such Premier Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Premier Benefit Plan allocable to such accrued benefits, (iv) except as set forth in Schedule 4.12, no Premier Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Premier, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Premier, its Subsidiaries or the ERISA Affiliates, or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by Premier, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Premier, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no Premier Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by Premier or its Subsidiaries as of the Effective Time with respect to each Premier Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither Premier, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Premier, its Subsidiaries or any ERISA Affiliate reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Premier, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Premier Benefit Plans or any trusts related thereto which are, in the reasonable judgment of Premier, likely, either individually or in the aggregate, to have a Material Adverse Effect on Premier.

          4.13 SEC Reports. Premier has previously made available to Northern Illinois an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 by Premier with the SEC pursuant to the Securities Act or the Exchange Act (the "Premier Reports") and prior to the date hereof and (b) communication mailed by Premier to its stockholders since January 1, 1994 and prior to the date hereof. None of the Premier Reports or such communications to stockholders contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1994, Premier has timely filed all Premier Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Premier Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

          4.14 Compliance with Applicable Law. Premier and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Premier or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Premier.

          4.15 Certain Contracts. (a) Except as set forth in Schedule 4.15 of the Premier Disclosure Schedules, neither Premier nor any of its Subsidiaries is a party to or bound by:

          (i) any contract, arrangement, commitment or understanding (whether written or oral) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice;

          (ii) any contract, arrangement, commitment or understanding (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from Premier, Northern Illinois, GPF, or any of their respective Subsidiaries to any officer, director or employee thereof;

          (iii) any contract, arrangement, commitment or understanding (whether written or oral) which is a "material contract" (as such term is defined in
     Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Premier Reports;

          (iv) any contract, arrangement, commitment or understanding (whether written or oral) which materially restricts the conduct of any line of business by Premier;

          (v) any contract, arrangement, commitment or understanding (whether written or oral) with a labor union or guild (including any collective bargaining agreement); or

          (vi) any contract, arrangement, commitment or understanding (whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

Premier has previously made available to Northern Illinois true and correct copies of all employment and deferred compensation agreements which are in writing and to which Premier is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(a), whether or not set forth in the Premier Disclosure Schedules, is referred to herein as a "Premier Contract", and neither Premier nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have a Material Adverse Effect on Premier or GPF.

     (b) (i) Each Premier Contract is valid and binding on Premier or any of its Subsidiaries, as applicable, and is in full force and effect, (ii) Premier and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Premier Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Premier, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Premier or any of its Subsidiaries under any such Premier Contract, except where any such default, individually or in the aggregate, would not have a Material Adverse Effect on Premier or GPF.

          4.16 Agreements with Regulatory Agencies. Neither Premier nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1994, a recipient of any supervisory letter from, or since January 1, 1994, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Premier Disclosure Schedules, a "Premier Regulatory Agreement"), nor has Premier or any of its Subsidiaries been advised since January 1, 1994, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Premier Regulatory Agreement.

          4.17 Other Activities of Premier and its Subsidiaries.

          (a) Neither Premier nor any of its Subsidiaries that is neither a bank, a bank operating subsidiary or a bank service corporation directly or indirectly engages in any activity prohibited by the Federal Reserve Board. Without limiting the generality of the foregoing, no equity investment of Premier and each Premier Subsidiary that is not a bank, a bank operating subsidiary or a bank service corporation is prohibited by the Federal Reserve Board.

          (b) Each Premier Subsidiary that engages in Trust Activities engages in such Trust Activities with requisite authority under the applicable law of Governmental Entities and in accordance in all material respects with the terms of the agreements and instruments governing such Trust Activities and applicable law and regulation, including applicable law governing such Premier Subsidiary's performance of its fiduciary obligations; there is no investigation or inquiry by any Governmental Entity pending, or to the best knowledge of Premier, threatened, against or affecting Premier or any Premier Subsidiary relating to the compliance by Premier or any Premier Subsidiary with sound fiduciary principles and applicable regulations; and except where any such failure would not have a Material Adverse Effect on Premier, each employee of a Premier Subsidiary had the authority to act in the capacity in which he or she acted with respect to Trust Activities, in each case, in which such employee held himself or herself out as a representative of a Premier

Subsidiary; and each Premier Subsidiary has established policies and procedures for the purpose of complying with applicable laws of Governmental Entities relating to Trust Activities, has followed such policies and procedures in all material respects and has performed appropriate internal audit reviews of, and has engaged independent accountants to perform audits of, Trust Activities, which audits since January 1, 1994 have disclosed no material violations of applicable laws of Governmental Entities or such policies and procedures.

          4.18 Investment Securities. Each of Premier and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Premier or any of the Premier Subsidiaries. Such securities are valued on the books of Premier and the Premier Subsidiaries in accordance with GAAP.

          4.19 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Premier included in the Premier Third-Quarter 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice, since September 30, 1995 neither Premier nor any of the Premier Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Premier.

          4.20 Environmental Liability. There are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or, to the best of Premier's knowledge, threatened against Premier seeking to impose, or that could reasonably result in the imposition, on Premier of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA. To the best of Premier's knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation. Premier is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability or obligation.

          4.21 Insurance. Schedule 4.21 in the Premier Disclosure Schedules describes all policies of insurance in which Premier or any of the Premier Subsidiaries is named as an insured party or which otherwise relate to or cover any assets or properties of Premier or any of the Premier Subsidiaries. Each of such policies is in full force and effect, and the coverage provided under such properties complies with the requirements of any contracts binding on Premier or any of the Premier Subsidiaries relating to such assets or properties.

          4.22 Loan Loss Reserves. The reserve for possible loan losses shown on the September 30, 1995 call reports filed for each of the Premier Subsidiaries which is a Subsidiary bank is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of September 30, 1995. The aggregate loan balances at such date in excess of such reserves of each of the Premier Subsidiaries which is a bank Subsidiary are, to the best knowledge and belief of Premier, collectible in accordance with their terms.

          4.23 Approval Delays. Premier knows of no reason why any of the Requisite Regulatory Approvals (as defined in Section 7.1(c)) should be denied or unduly delayed.

          4.24 State Takeover Laws. The Board of Directors of Premier has approved the transactions contemplated by this Agreement and the Option Agreements such that the provisions of Section 203 of the DGCL will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

          4.25 Pooling of Interests. As of the date of this Agreement, Premier has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

          5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Premier Disclosure Schedules and the Northern Illinois Disclosure Schedules) or the Option Agreements, each of Premier and Northern Illinois shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, and (c) take no action which would adversely affect or delay the ability of either Premier or Northern Illinois to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Option Agreements.

          5.2 Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Premier Disclosure Schedules or the Northern Illinois Disclosure Schedules, as the case may be, and, except as expressly contemplated or permitted by this Agreement or the Option Agreements, neither Premier nor Northern Illinois shall, or shall permit any of their respective Subsidiaries to, without the prior written consent of the other:

          (a) other than in the ordinary course of business consistent with past practice, (i) incur any indebtedness for borrowed money (other than short-term indebtedness incurred in the ordinary course of business consistent with past practice, indebtedness of Premier to any of the Premier Subsidiaries or of any of the Premier Subsidiaries to Premier, or indebtedness of Northern Illinois to any of the Northern Illinois Subsidiaries or of any of the Northern Illinois Subsidiaries to Northern Illinois, it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or (iii) make any loan or advance;

          (b) (i) adjust, split, combine or reclassify any capital stock, (ii) make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except, (A) in the case of Northern Illinois, for regular quarterly cash dividends for the first three calendar quarters at a rate not in excess of $0.17 per share, and for the fourth calendar quarter at a rate not in excess of $0.29 per share, of Northern Illinois Common Stock, (B) in the case of Premier Common Stock, for regular quarterly cash dividends on Premier Common Stock at a rate not in excess of $0.06 per share of Premier Common Stock, (C) in the case of Premier Preferred Stock, for regular quarterly cash dividends thereon at the rates set forth in the applicable certificate of designation for such securities, and (D) dividends paid by any of the Subsidiaries of each of Northern Illinois and Premier to Northern Illinois or Premier or any of their Subsidiaries, respectively); provided, however, that in the event that the Effective Time occurs later than July 16, 1996 (the "Series A Redemption Date"), Premier shall have the right to redeem all of the shares of Premier Series A Perpetual Preferred Stock for a redemption price per share equal to the stated value, per share, of the Series A Perpetual Preferred Stock, together with all accrued and unpaid dividends due thereon to and including the Series A Redemption Date, in accordance with the terms and conditions of the Certificate of Designation establishing the Premier Series A Perpetual Preferred Stock,
     (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock (except for options to purchase stock granted in the ordinary course of business consistent with past practice pursuant to the Premier Stock Plans) or (iv) issue any additional shares of capital stock except pursuant to (A) the exercise of stock options or warrants outstanding as of the date hereof, (B) the conversion of shares of Premier Series B Perpetual Preferred Stock in accordance with its terms, or (C) the Option Agreements;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

          (d) except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;

          (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

          (f) other than in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee;

          (g) accelerate the vesting of any stock options or other stock-based compensation, except in accordance with the terms of an applicable Premier Stock Plan and in a manner consistent with past practice;

          (h) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

          (i) take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of Premier or Northern Illinois to exercise its rights under the Northern Illinois Option Agreement or the Premier Option Agreement, as the case may be;

          (j) amend its certificate of incorporation or articles of incorporation, as the case may be, or its bylaws, except, in the case of the Northern Illinois Subsidiaries, in connection with the Northern Illinois Subsidiary Bank Merger;

          (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (l) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

          (m) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

          6.1 Regulatory Matters; Cooperation with Respect to Filing. (a) Premier and Northern Illinois shall promptly prepare and file with the SEC the Joint Proxy Statement, and shall cause GPF promptly (i) to prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, and the 8-A, and (ii) to prepare and file an application with the Federal Reserve Board under the BHC Act for approval to consummate the transactions contemplated by this Agreement. Each of GPF, Premier and Northern Illinois shall use all reasonable efforts to have the S-4 and the 8-A declared effective under the Securities Act and the Exchange Act as promptly as practicable after such filing and to have the application filed with the Federal Reserve Board approved, and Premier and Northern Illinois shall mail or deliver the Joint Proxy Statement to their respective stockholders. Premier and Northern Illinois shall also cause GPF to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Premier and Northern Illinois shall furnish all information concerning Premier and the holders of the Premier Common Stock and Premier Preferred Stock, and Northern Illinois and the holders of the

Northern Illinois Common Stock, respectively, as may be reasonably requested in connection with any such action.

          (b) The parties hereto shall cooperate with each other and shall each use reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Premier and Northern Illinois shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Premier or Northern Illinois, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

          (c) Premier and Northern Illinois shall, upon request, furnish each other and GPF with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Premier, Northern Illinois or GPF or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Premier covenants and agrees that none of the information which is furnished by Premier for inclusion, or which is included, in the S-4, the Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of Premier, Northern Illinois or GPF or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement will, at the respective times such documents are filed and, in the case of the S-4, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed or at the time of the meetings of the stockholders of Premier and Northern Illinois, be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Northern Illinois covenants and agrees that none of the information which is furnished by Northern Illinois for inclusion, or which is included, in the S-4, the Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of Premier, Northern Illinois or GPF or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement will, at the respective times such documents are filed and, in the case of the S-4, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed or at the time of the meetings of the stockholders of Premier and Northern Illinois, be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, Premier shall have no responsibility for the truth or accuracy of any information with respect to Northern Illinois or the Northern Illinois Subsidiaries included in the S-4, the Joint Proxy Statement, or any other statement, filing, notice or application filed with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, and Northern
Illinois shall have no responsibility for the truth or accuracy of any information with respect to Premier or the Premier Subsidiaries included in the S-4, the Joint Proxy Statement, or any other statement, filing, notice or application filed with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          (d) Premier, Northern Illinois and GPF shall promptly advise one another upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

          6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Premier and Northern Illinois shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Premier and Northern Illinois shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which Premier or Northern Illinois, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Premier nor Northern Illinois nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Premier's or Northern Illinois', as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) Each of Premier and Northern Illinois shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence and shall return all documents containing any information concerning the properties, business and assets of each other party that may have been obtained in the course of negotiations or examination of the affairs of each other party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources). Each of Premier and Northern Illinois shall use such information solely for the purpose of conducting business, legal and financial reviews of the other party and for such other purposes as may be related to this Agreement.

          (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein. Without limitation of the foregoing, each party shall promptly notify the other party of any information obtained by such party during the course of any due diligence conducted by such party or its representatives in accordance with Section 8.1(b) or (c) which is materially inconsistent with any representation or warranty made by the other party under this Agreement; provided, however, that either party's failure to provide such notice to the other party shall not, in turn, be deemed to constitute a material breach of such party's obligations under this Agreement.

               6.3 Stockholders' Approvals. Each of Premier and Northern Illinois shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of voting upon this Agreement, and each shall use reasonable efforts to cause such meetings to occur on the same date.

               6.4 Legal Conditions to Merger. Each of Premier and Northern Illinois shall, and shall cause its Subsidiaries to, use reasonable efforts
     (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Premier or Northern Illinois or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

               6.5 Affiliates; Publication of Combined Financial Results. (a) Each of Premier and Northern Illinois shall use reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, not later than 30 days after the date of this Agreement, a written agreement, in the form of Exhibit F, providing that such person will not sell, pledge, transfer or otherwise dispose of (i) any shares of Premier Common Stock or Northern Illinois Common Stock held by such "affiliate," except to the extent and under the conditions permitted therein, during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Premier and Northern Illinois, and (ii) any shares of GPF Common Stock to be received by such "affiliate" in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

               (b) GPF shall use reasonable efforts to publish as promptly as reasonably practical but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

               6.6 Listing of GPF Common Stock. GPF shall file an application with The Nasdaq Stock Market for approval to list the shares of GPF Common Stock on The Nasdaq Stock Market's National Market, subject to official notice of issuance, and the parties shall each use reasonable efforts to have such application approved prior to the Effective Time.

               6.7 Employee Benefit Plans. (a) From and after the Effective Time, unless otherwise mutually determined, the Premier Benefit Plans and Northern Illinois Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of Premier or Northern Illinois (or their Subsidiaries) covered by such plans at the Effective Time until such time as GPF shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of GPF and its Subsidiaries (the "New Benefit Plans"). Prior to the Closing Date, Premier and Northern Illinois shall cooperate in reviewing, evaluating and analyzing the Premier Benefit Plans and Northern Illinois Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby subsequent to the Merger. It is the intention of Premier and Northern Illinois to develop New Benefit Plans, effective as of the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities, and (ii) do not discriminate between employees of GPF who were covered by Premier Benefit Plans, on the one hand, and those covered by Northern Illinois Benefit Plans, on the other, at the Effective Time.

               (b) The foregoing notwithstanding, GPF agrees to honor in accordance with their terms all benefits vested as of the date hereof under the Premier Benefit Plans or the Northern Illinois Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the Premier Disclosure Schedules and the Northern Illinois Disclosure Schedules.

               (c) Nothing in this Section 6.7 shall be interpreted as preventing GPF from amending, modifying or terminating any Premier Benefit Plans, Northern Illinois Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law, following the Effective Time.

               6.8  Indemnification; Directors' and Officers' Insurance.  (a)
     In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Premier, Northern Illinois or any of their Subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of Premier, Northern Illinois or any of their Subsidiaries or any of their respective predecessors, or (ii) this Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use reasonable efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, GPF shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective
     Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with GPF; provided, however, that (A) GPF shall have the right to assume the defense thereof and upon such assumption GPF shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if GPF elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between GPF and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with GPF, and GPF shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) GPF shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there is a material conflict of interest between the interests of such Indemnified Party and the interests of one or more other Indemnified Parties and that the interests of such Indemnified Party will not be adequately represented unless separate counsel is retained, in which case, GPF shall be obligated to pay for such separate counsel, (C) GPF shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) GPF shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify GPF thereof, provided that the failure to so notify shall not affect the obligations of GPF under this Section 6.8 except to the extent such failure to notify materially prejudices GPF. GPF's obligations under this Section 6.8 continue in full force and effect for a period of three years from the Effective Time (or the period of the applicable statute of limitations, if longer); provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

               (b) Premier and Northern Illinois shall each use reasonable efforts (i) to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of GPF, to the extent that the same is economically practicable, and (ii) either to cause the individuals serving as officers and directors of Premier, Northern Illinois or their Subsidiaries immediately prior to the Effective Time to be covered for a period of three years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policies maintained by Premier and Northern Illinois, respectively, or to substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than the policies previously maintained by Premier and Northern Illinois, respectively) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall GPF be required to expend more than $50,000 per year (the "Insurance Amount") to maintain or procure insurance coverage pursuant to clause (ii) of this sentence, and provided further that if GPF is unable to maintain or obtain the insurance called for by clause (ii) of this sentence, GPF shall use reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

               (c) In the event GPF or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of GPF assume the obligations set forth in this section.

               (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

               6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest GPF with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, GPF.

               6.10 Advice of Changes. Premier and Northern Illinois shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

               6.11 Dividends. After the date of this Agreement, each of Premier and Northern Illinois shall coordinate with the other the declaration of any dividends in respect of Premier Common Stock and Northern Illinois Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Premier Common Stock or Northern Illinois Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Premier Common Stock and/or Northern Illinois Common Stock and any shares of GPF Common Stock any such holder receives in exchange therefor in the Merger.

               6.12 No Conduct Inconsistent with this Agreement. Neither Premier nor Northern Illinois shall (a) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of the business or assets, or the acquisition of its capital stock, or the merger of it or any of its Subsidiaries with any corporation or other entity other than as provided by this Agreement, except pursuant to a written direction from a regulatory authority, or (b) negotiate with or entertain any proposals from any other person for any such transaction wherein the business, assets or capital stock of it or any of its Subsidiaries would be acquired, directly or indirectly, by any party other than GPF, except pursuant to a written direction from any regulatory authority or upon the receipt of an unsolicited offer from a third party where the Board of Directors of the party receiving such offer reasonably believes, upon the written advice of counsel, that its fiduciary duties require it to enter into discussions with such party. Each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any proposed disposition of the business or assets, or the acquisition of its capital stock, or the merger of it or any of its Subsidiaries with any corporation or other entity other than as provided by this Agreement.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

          7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the respective requisite affirmative votes of the holders of Northern Illinois Common Stock and Premier Common Stock entitled to vote thereon.

          (b) Nasdaq-NMS Listing. The shares of GPF Common Stock which shall be issued to the stockholders of Northern Illinois and Premier upon consummation of the Merger shall have been authorized for listing on The Nasdaq Stock Market's National Market, subject to official notice of issuance.

          (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained, on terms and conditions reasonably satisfactory to each of Northern Illinois and Premier, and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d) Registration Statements. The S-4 and the 8-A shall have become effective under the Securities Act and the Exchange Act, respectively, and no stop order suspending the effectiveness of the S-4 or the 8-A shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

          (f) Federal Tax Opinion. Northern Illinois and Premier shall each have received an opinion of their respective counsel, in form and substance reasonably satisfactory to each, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time:

               (i) The Merger will constitute a tax free reorganization under
          Section 368(a)(i)(A) of the Code, and Northern Illinois and Premier will each be a party to the reorganization;

               (ii) No gain or loss will be recognized by Northern Illinois or Premier, as the case may be, as a result of the Merger;

               (iii) No gain or loss will be recognized by the stockholders of Northern Illinois or Premier, as the case may be, who exchange their Northern Illinois Common Stock or Premier Common Stock or Premier Preferred Stock, as the case may be, solely for GPF Common Stock or GPF Preferred Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in GPF Common Stock);

               (iv) The tax basis of the GPF Common Stock or GPF Preferred Stock received by stockholders who exchange all of their Northern Illinois Common Stock or all of their Premier Common Stock or Premier Preferred Stock, as the case may be, solely for GPF Common Stock or GPF Preferred Stock in the Merger will be the same as the tax basis of the Northern Illinois Common Stock or the Premier Common Stock or Premier Preferred Stock, as the case may be, surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

               (v) The holding period of the GPF Common Stock or GPF Preferred Stock received by stockholders of Northern Illinois or Premier, as the case may be, in the Merger will include the period during which the shares of Northern Illinois Common Stock or Premier Common Stock or Premier Preferred Stock, as the case may be, surrendered in exchange therefor were held; provided, such Northern Illinois Common Stock or Premier Common Stock or Premier Preferred Stock, as the case may be, was held as a capital asset by the holder of such Northern Illinois Common Stock or Premier Common Stock or Premier Preferred Stock, as the case may be, at the Effective Time.

          In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Northern Illinois or Premier, as the case may be, and others.

          (g) Pooling of Interests. Northern Illinois and Premier shall each have received a letter from their respective independent accountants addressed to Northern Illinois or Premier, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

          (h) Right of First Refusal. GPF and Howard A. McKee shall have entered into an agreement, substantially in the form of Exhibit G, pursuant to which Mr. McKee shall have granted GPF a right of first refusal to acquire shares of GPF Common Stock beneficially owned by Mr. McKee, under the circumstances and subject to the terms and conditions set forth therein.

          7.2 Conditions to Obligations of Northern Illinois. The obligation of Northern Illinois to effect the Merger is also subject to the satisfaction, or waiver by Northern Illinois, at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Premier set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Northern Illinois shall have received a certificate signed on behalf of Premier by the Chief Executive Officer and the Chief Financial Officer of Premier to the foregoing effect.

          (b) Performance of Obligations of Premier. Premier shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Northern Illinois shall have received a certificate signed on behalf of Premier by the Chief Executive Officer and the Chief Financial Officer of Premier to such effect.

          (c) No Material Adverse Change. Since the date of this Agreement, (i) no event shall have occurred which has had a Material Adverse Effect on Premier, and (ii) no condition (other than general economic or competitive conditions generally affecting bank holding companies and banks of a size or in locations comparable to those of Premier and the Premier Subsidiaries), event, circumstances, fact or other occurrence shall have occurred that may reasonably be expected to have or result in such a Material Adverse Effect on Premier.

          (d) Changes in Ownership of Premier Common Stock; Acquisition of Northern Illinois Common Stock. Since the date of this Agreement, no individual, entity or group identified in Schedule 4.3 of the Premier Disclosure Schedules shall have acquired beneficial ownership of (i) any additional shares of Premier Common Stock, other than shares acquired by a Premier Subsidiary in a fiduciary capacity for the benefit of third parties or shares acquired pursuant to the terms and conditions of any Premier Stock Plan, or (ii) any shares of Northern Illinois Common Stock.

          (e) Opinion of Counsel to Premier. Northern Illinois shall have received from Schiff Hardin & Waite, counsel to Premier, an opinion, dated the Closing Date, in substantially the form of Exhibit H.

          (f) Comfort Letter. Northern Illinois shall have received from KPMG Peat Marwick "comfort letters" dated the date of mailing of the Joint Proxy Statement and the Closing Date, covering matters customary to transactions such as the Merger and in form and substance reasonably satisfactory to Northern Illinois.

          (g) Fairness Opinion. Northern Illinois shall have received from Prairie Capital Services, Inc., a fairness opinion, dated the date of mailing of the Joint Proxy Statement and in form and substance reasonably satisfactory to Northern Illinois, to the effect that the consideration to be received in the Merger by the stockholders of Northern Illinois is fair, from a financial point of view, to the stockholders of Northern Illinois.

          7.3 Conditions to Obligations of Premier. The obligation of Premier to effect the Merger is also subject to the satisfaction, or waiver by Premier, at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Northern Illinois set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Premier shall have received a certificate signed on behalf of Northern Illinois by the Chief Executive Officer and the Chief Financial Officer of Northern Illinois to the foregoing effect.

          (b) Performance of Obligations of Northern Illinois. Northern Illinois shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Premier shall have received a certificate signed on behalf of Northern Illinois by the Chief Executive Officer and the Chief Financial Officer of Northern Illinois to such effect.

          (c) No Material Adverse Change. Since the date of this Agreement, (i) no event shall have occurred which has had a Material Adverse Effect on Northern Illinois, and (ii) no condition (other than general economic or competitive conditions generally affecting bank holding companies and banks of a size or in locations comparable to those of Northern Illinois and the Northern Illinois Subsidiaries), event, circumstances, fact or other occurrence shall have occurred that may reasonably be expected to have or result in such a Material Adverse Effect on Northern Illinois.

          (d) Changes in Ownership of Northern Illinois Common Stock; Acquisition of Premier Common Stock. Since the date of this Agreement, no individual, entity or group identified in Schedule 3.3 of the Northern Illinois Disclosure Schedules shall have acquired beneficial ownership of
     (i) any additional shares of Northern Illinois Common Stock or (ii) any shares of Premier Common Stock.

          (e) Opinion of Counsel to Northern Illinois. Premier shall have received from Crowley Barrett & Karaba Ltd., counsel to Northern Illinois, an opinion, dated the Closing Date, in substantially the form of Exhibit I.

          (f) Comfort Letter. Premier shall have received from Hutton, Nelson and McDonald LLP "comfort letters" dated the date of mailing of the Joint Proxy Statement and the Closing Date, covering matters customary to transactions such as the Merger and in form and substance reasonably satisfactory to Northern Illinois.

          (g) Fairness Opinion. Premier shall have received from The Chicago Corporation a fairness opinion, dated the date of mailing of the Joint Proxy Statement and in form and substance reasonably satisfactory to Premier, to the effect that the consideration to be received in the Merger by the stockholders of Premier is fair, from a financial point of view, to the stockholders of Premier.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated prior to the Effective
Time:

          (a) at any time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Premier or Northern Illinois, by written agreement between Premier and Northern Illinois, if the Board of Directors of each so determines;

          (b) by Premier, by written notice to Northern Illinois, within 35 days of the date of this Agreement, provided that:

               (i) such notice is given prior to the occurrence of an "Initial Triggering Event," as such term is defined in the Premier Option Agreement, and Premier determines, in its sole discretion, in the light of information discovered in the course of its investigation of Northern Illinois and the Northern Illinois Subsidiaries, that the transactions contemplated by this Agreement would not be in the best interests of Premier; or

               (ii) such notice is given after a "Third-Party Initial Triggering Event" (as defined below) and Premier is able to demonstrate (A) that the occurrence of such Third-Party Initial Triggering Event was not due, in whole or in part, to a breach of Premier's obligations under
          Section 6.12. of this Agreement, and (B) that the occurrence of such Third-Party Initial Triggering Event was not a material factor in its decision to provide such notice. A "Third-Party Initial Triggering Event" shall mean any of the events described in Section 2(b)(iii)(A) or (B) (other than the formation of a group that includes an "Existing 15% Shareholder"), Section 2(b)(iv), or Section 2(b)(vi) of the Option Agreements.

          (c) by Northern Illinois, by written notice to Premier, within 35 days of the date of this Agreement, provided that:

               (i) such notice is given prior to the occurrence of an "Initial Triggering Event," as such term is defined in the Northern Illinois Option Agreement, and Northern Illinois determines, in its sole discretion, in the light of information discovered in the course of its investigation of Premier and the Premier Subsidiaries, that the transactions contemplated by this Agreement would not be in the best interests of Northern Illinois; or

               (ii) such notice is given after a Third-Party Initial Triggering Event and Northern Illinois is able to demonstrate (A) that the occurrence of such Third-Party Initial Triggering Event was not due, in whole or in part, to a breach of Northern Illinois' obligations under Section 6.12. of this Agreement, and (B) that the occurrence of such Third-Party Initial Triggering Event was not a material factor in its decision to provide such notice.

          (d) at any time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Premier or Northern Illinois, by either the Board of Directors of Premier or the Board of Directors of Northern Illinois if (i) any Governmental Entity which must grant a Requisite Regulatory Approval (A) has denied approval of the Merger and such denial has become final and nonappealable or (B) has advised the parties of its unwillingness to grant such a Requisite Regulatory Approval on terms and conditions reasonably acceptable to the parties, notwithstanding the parties' fulfillment of their obligations to take reasonable efforts to obtain such Requisite Regulatory Approval, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (e) by either the Board of Directors of Premier or the Board of Directors of Northern Illinois if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (f) by either the Board of Directors of Premier or the Board of Directors of Northern Illinois (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 45 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the Closing Date; or

          (g) by either Premier or Northern Illinois if any approval of the stockholders of Premier or Northern Illinois required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof.

          8.2 Effect of Termination. In the event of termination of this Agreement by either Premier or Northern Illinois as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Premier, Northern Illinois, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, 9.2 and 9.3, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Premier nor Northern Illinois shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Premier or Northern Illinois; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of Premier or Northern Illinois there may not be, without further approval of such stockholders, any amendment of this Agreement which changes the amount or the form of the consideration to be delivered to the holders of Premier Common Stock or Northern Illinois Common Stock hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of Premier or Northern Illinois, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Premier Common Stock or Northern Illinois Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

          9.1 Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreements, which shall terminate in accordance with their terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
          9.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that (i) all attorneys' fees incurred by the parties in connection with the preparation and negotiation of this Agreement, the related agreements and documents contemplated hereby and the transactions contemplated herein, including any attorneys' fees incurred in connection with the preparation and filing of the Joint Proxy Statement, the S-4, the 8-A, or any other notice, filing, or application with any Governmental Entity, Regulatory Agency or SRO to be made by GPF or jointly by Northern Illinois and Premier, (ii) the costs and expenses of printing and mailing the Joint Proxy Statement, (iii) all filing and other fees paid to the SEC, the Federal Reserve Board, or any State Regulatory Agency in connection with the Merger and the transactions contemplated by this Agreement, and (iv) all filing and other fees relating to the listing of the GPF Common Stock on The Nasdaq Stock Market's National Market, shall constitute expenses of GPF and shall be borne equally by Northern Illinois and Premier in the event that this Agreement is terminated prior to the Effective Time.

          9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Northern Illinois, to:

               Northern Illinois Financial Corporation
               486 West Liberty Street
               Wauconda, Illinois  60084-2489
               Attention:    Robert W. Hinman
                             President and Chief Executive Officer

               Telephone:    708-487-1818
               Telecopier:   708-487-1896

               with a copy to:

               Crowley Barrett & Karaba, Ltd.
               20 South Clark Street
               Suite 2310
               Chicago, Illinois  60603
               Attention:    Thomas F. Karaba
               Telephone:    312-726-2468
               Telecopier:   312-726-2741

     and
          (b)  if to Premier, to:

               Premier Financial Services, Inc.
               27 West Main Street
               Suite 101
               Freeport, Illinois  61032
               Attention:    Richard L. Geach
                             President and Chief Executive Officer
               Telephone:    815-233-3770
               Telecopier:   815-233-3697

               with a copy to:

               Schiff Hardin & Waite
               7200 Sears Tower
               Chicago, Illinois  60606
               Attention:    Gary L. Mowder
               Telephone:    312-258-5514
               Telecopier:   312-258-5600

               9.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Northern Illinois, Premier or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

               9.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

               9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Option Agreements.

               9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois, without regard to any applicable conflicts of law, except to the extent that the law of the state of Delaware shall apply to certain matters of corporate law relating to Premier, GPF and the Merger and except to the extent superseded by federal law.

               9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

               9.9 Publicity. Except as otherwise required by applicable law or the rules of The Nasdaq Stock Market, neither Northern Illinois nor Premier shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

               9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of the parties under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Premier, Northern Illinois and GPF have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


PREMIER FINANCIAL SERVICES, INC.              NORTHERN ILLINOIS FINANCIAL
                                                CORPORATION


By: /s/  Richard L. Geach                     By: /s/  Robert W. Hinman
    -----------------------------                 -----------------------------
         Richard L. Geach                              Robert W. Hinman
         President and Chief                           President and Chief
         Executive Officer                             Executive Officer




GRAND PREMIER FINANCIAL, INC.


By: /s/  Richard L. Geach
    ----------------------------
         Richard L. Geach
         Chief Executive Officer



By: /s/  Robert W. Hinman
    ----------------------------
         Robert W. Hinman
         President

                                  UNDERTAKING


       The Registrant hereby undertakes pursuant to Item 601(b)(2) of Regulation S-K to furnish supplementally to the Commission, upon request, a copy of any omitted exhibits or schedules listed in the Table of Contents to this Agreement and Plan of Merger.